Exhibit 2.1.1

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement (this “Amendment”) is made and entered into as of January 19, 2023 by and among (i) Newsight Imaging Ltd., an Israeli company (the “Company”), (ii) Newsight MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”). The Company, Merger Sub and VSAC are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Company, Merger Sub and VSAC are parties to that certain Business Combination Agreement dated as of August 30, 2022 (the “Original Agreement”), and the Company, Merger Sub and VSAC desire to amend the Original Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Company, Merger Sub and VSAC agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Original Agreement. From and after the date of the Amendment, references to the Agreement shall mean the Original Agreement as amended by this Amendment.

2.	Amendment Article 40.1(a) of Exhibit H to the Original Agreement. Article 40.1(a) of Exhibit H of the Original Agreement is hereby deleted and replaced in its entirety with the following new Article 40.1(a):

(a)	the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 as amended, or Securities Exchange Act of 1934, as amended, in each case including against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants or underwriters;

3.	No other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment.

4.	Governing Law. This Amendment shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.	Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Signatures on following page.

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

VSAC:

VISION SENSING ACQUISITION CORP.

By:	/s/ George Sobek
Name:	George Sobek
Title:	Chief Executive Officer

The Company:

NEWSIGHT IMAGING LTD.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer

Merger Sub:

NEWSIGHT MERGERSUB, INC.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer

Signature page to Amendment No. 1 to

Newsight-VSAC Business Combination Agreement